Luby's Reports Third Quarter Fiscal 2011 Results

HOUSTON, June 8, 2011 /PRNewswire/ -- Luby's, Inc. (NYSE: LUB) ("Luby's") today announced its unaudited financial results for the third quarter fiscal 2011, a twelve-week period, which ended on May 4, 2011.

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Third Quarter Review

  Restaurant sales were $78.1 million, an increase of $24.1 million compared to the same quarter last year. During the quarter, same store sales grew 3.5% at the 96 Luby's Cafeterias restaurants compared to the same quarter last year. An increase in customer traffic generated the sales increase, which was partially offset by a 1% decline in customer check average. The 59 company-operated Fuddruckers and Koo Koo Roo locations added approximately $22.2 million to restaurant sales.

Table 1: Same Store Sales by Quarter

	Q1	Q2	Q3	Q4	YTD
FY2011 Same-Store Sales (96 stores):	5.5%	2.7%	3.5%		3.9%
FY2010 Same-Store Sales (95 or 96 stores ):	(13.3%)*	(12.5%)*	(4.8%)*	(0.5%)*	(7.4%)

* 95 stores in Q1FY2010 and Q2 FY2010; 96 Stores in Q3FY10 and Q4FY2010

Note: Fuddruckers locations will not meet the Company's same-store sales definition until after 18 consecutive accounting periods, and thus are not included in the results reported above.

Table 2: Restaurant Sales (In thousands)

Restaurant Sales	Q3 2011 12 weeks Ended 5/4/2011	Q3 2010 12 weeks Ended 5/5/2010	Variance	%
Luby's Cafeterias (96 stores)	$ 55,828	$ 53,947	$ 1,881	3.5%
Fuddruckers and Koo Koo Roo (59 stores)	22,249	—	22,249

Restaurant Sales	$ 78,077	$ 53,947	$ 24,130	44.7%

  Revenue from Culinary Contract Services rose 9.1% to $3.6 million in the third quarter fiscal 2011 compared to the same fiscal quarter last year. Culinary Contract Services operated 18 facilities as of May 4, 2011 versus 17 facilities at the end of the third fiscal quarter last year.
  Store level profit, defined as restaurant sales less food costs, payroll and related costs, and other operating expenses, was $12.6 million in the third quarter of fiscal 2011, or 16.1% of restaurant sales, compared to $9.7 million in the third quarter of fiscal 2010, or 18.0% of restaurant sales. Store level profit as a percentage of restaurant sales declined due to rising food costs, higher occupancy expenses, and an uptick in other costs, especially insurance, supplies and repairs and maintenance, partially offset by reduced marketing and advertising expenses.
  In the third quarter fiscal 2011, Luby's reported income from continuing operations of $2.1 million, or $0.07 per share, compared to $1.2 million in the same quarter last year, or $0.05 per share.  The 2011 results included $0.2 million in after-tax expenses associated with professional fees related to the integration of Fuddruckers.  Last year's results included (1) a $0.2 million after-tax gain on asset disposals, (2) $0.3 million in after-tax expenses related to a then pending legal claim and (3) a $0.3 million after-tax insurance recovery of lost profits related to Hurricane Ike.  The table below outlines the special items included in this year's and last year's results.

Table 3: Reconciliation of income from continuing operations to income from continuing operations, before special items (1)

	Q3 FY2011		Q3 FY2010
Item	Amount ($000s)	Per Share (2)	Amount ($000s)	Per Share (2)
Income from Continuing Operations	$ 2,056	$ 0.07	$ 1,222	$ 0.04
Asset charges; (gain) loss on disposal of assets	19	—	(156)	—
Insurance recovery	—	—	(314)	(0.01)
Prior year pending legal claim expenses	—	—	345	0.01
Fuddruckers legal and professional fees	210	0.01	—	—
Income from Continuing Operations, before special items	$ 2,285	$ 0.08	$ 1,097	$ 0.04

  The Company uses income from continuing operations, before special items in analyzing results, which is a non-GAAP financial measure.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled income from continuing operations, before special items, to income from continuing operations, the nearest GAAP measure in context.
  Amounts are per diluted share after tax

Chris Pappas, President and CEO, remarked, "We continued to generate solid increases in customer traffic to our cafeteria locations in the third quarter. Our 'All You Can Eat Breakfast' on the weekends continues to generate repeat visits from satisfied customers. As we move toward the summer, we are in the process of launching a number of local marketing promotions to get our customers out of their kitchens and into our restaurants.

"Due to our same store sales increases, our focus on controlling expenses, as well as contributions from our Fuddruckers operations, we have generated $6.6 million in cash provided by operating activities during the first three quarters of fiscal 2011, up from just $244,000 last year. As always, we will continue to focus on generating strong cash flow.

"During the third quarter, we held our first annual franchise owners meeting in Houston. We would like to thank our franchisees for attending and for their input. Together we discussed opportunities to expand the Fuddruckers brand and enhance our operating systems. We also invited them to taste test potential new menu items and enhanced product offerings.

"Since we closed the Fuddruckers' transaction, we have paid down over $20.0 million of debt, or almost 40% of the $51.3 million we borrowed to complete the acquisition. We are currently in discussion with our banks to establish a new credit facility. We are committed to maintaining a solid balance sheet that will also give us the flexibility to grow. We ended the fiscal third quarter with shareholders' equity of $161.9 million, cash of $1.2 million and $16.6 million in availability under our credit facility.

"There are opportunities to grow our brands, both in existing and new markets. In June, we will be opening our first new Fuddruckers in the Houston central business district. The 3,500 square foot facility will be smaller than a prototypical Fuddruckers. This location will also serve as a 'billboard' to passing foot traffic, reminding them to visit Fuddruckers in their suburban communities around Houston."

Operating Expense Review

Food costs rose approximately $7.2 million in the third quarter fiscal 2011 compared to the same fiscal quarter last year, primarily due to the sales volume from the newly-acquired Fuddruckers system. Food costs as a percentage of restaurant sales rose to 28.2% in the third quarter fiscal 2011 from 27.4% in the comparable quarter last year due to higher food commodity costs and lower menu prices, primarily related to the expanded "All You Can Eat" weekend breakfast program. Fuddruckers restaurants results were impacted by inflation in beef prices, resulting in higher food costs as a percent of restaurant sales than at our cafeteria restaurants.

Payroll and related costs in the third quarter fiscal 2011 rose $7.3 million, to $26.3 million, compared to last year's fiscal third quarter results. As a percentage of restaurant sales, payroll and related costs declined to 33.6% in the third quarter fiscal 2011 from 35.1% in the same quarter last year, primarily due to the inclusion of the Fuddruckers system's labor costs, which are lower as a percentage of restaurant sales, compared to Luby's cafeterias. Luby's cafeterias crew labor expenses rose compared to last year's third quarter due to an increase in customer traffic.

Other operating expenses include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, services, and occupancy costs. Other operating expenses in the third quarter fiscal 2011 rose approximately $6.7 million, to $17.2 million, compared to the same quarter last year, due to the Fuddruckers acquisition. As a percentage of restaurant sales, other operating expenses rose to 22.1% compared to 19.5% in the same quarter last year, primarily due to higher occupancy costs associated with the leased Fuddruckers locations and increased insurance expenses. Last year's insurance expenses were partially offset by $475,000 in proceeds associated with an insurance recovery of lost profits related to Hurricane Ike. During this year's third quarter, we also incurred a planned increase in repairs and maintenance as we made progress on previously deferred projects at our Fuddruckers and Luby's cafeteria units. The increases in the above outlined expenses were partially offset by lower utility costs and advertising expenses.

Depreciation and amortization expense rose approximately $0.4 million in the third quarter fiscal 2011 compared to the same quarter last year, due to the addition of the Fuddruckers assets acquired in July 2010.

General and administrative expenses include corporate salaries and benefits-related costs, including restaurant area leaders, share-based compensation, professional fees, travel and recruiting expenses and other office expenses. General and administrative expenses rose by approximately $1.8 million in the third quarter of fiscal 2011 compared to the same quarter last year primarily due to additional overhead associated with Fuddruckers. As a percentage of total revenues, general and administrative expenses declined to 8.4% in the third quarter of fiscal 2011, compared to 9.0% in the same quarter last year. Included in the expenses for the third quarter of fiscal year 2011 are approximately $318,000 ($210,000 after-tax) in professional fees and expenses related to the integration of Fuddruckers.

Fiscal Third Quarter Year-to-Date Review

  Restaurant sales increased $66.4 million to $220.1 million during the first three fiscal quarters of 2011, including $61.0 million in sales from our Fuddruckers restaurants. Luby's Cafeteria restaurants sales rose 3.5%, or $5.4 million, during the period.
  Luby's Culinary Contract Services division generated $10.0 million in sales during the first three quarters of fiscal 2011 compared to $9.5 million during the same period of fiscal 2010, a 5.3% increase.
  Loss from continuing operations was $256,000 in the first three quarters of fiscal 2011, compared to a loss of $1.7 million in the same period of fiscal 2010.
  Store level profit rose to $27.1 million during the first three quarters of fiscal 2011, up from $22.6 million in fiscal 2010. As a percentage of restaurant sales, store level profit declined to 12.3% in the first three quarters of fiscal 2011, compared to 14.7% in the first three quarters of fiscal 2010.

Table 4: Reconciliation of loss from continuing operations to income (loss) from continuing operations, before special items (1)

FY 2011 Year-to-date and FY 2010 Year-to-date

Item	FY2011 3Q Year to Date		FY2010 3Q Year to Date
	Amount ($000s)	Per Share(2)	Amount ($000s)	Per Share(2)
Loss from Continuing Operations	$ (256)	$ (0.01)	$ (1,712)	$ (0.06)
Asset charges; (gain) on disposal of assets	—	—	(613)	(0.02)
Insurance recovery	—	—	(349)	(0.01)
Tax valuation allowance increase (decrease)	101	—	398	0.01
Decrease in fair market value of investments	—	—	289	0.01
Prior year pending legal claim expenses	—	—	764	0.03
Fuddruckers legal and professional fees	777	0.03	—	—
Income (Loss) from Continuing Operations, before special items	$ 622	$ 0.02	$ (1,223)	$ (0.04)

  The Company uses income from continuing operations, before special items in analyzing results, which is a non-GAAP financial measure.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled income from continuing operations, before special items, to income from continuing operations, the nearest GAAP measure in context.
  Amounts are per diluted share after tax

Outlook

Although we believe the economy is showing signs of improvement, we remain cautious, as do our customers, whose disposable income is being impacted by higher gasoline and commodity prices. We believe our operations are positioned for growth, but we also expect that growth may come in starts and stops as the macro-economy works its way through near-term challenges. Food commodity cost increases will continue to negatively impact our margin, absent significant increases in guest counts and favorable menu mix tilted toward higher margin offerings. We are keenly aware of our position as offering great value at prices at or below that of casual dining competitors and desire to maintain that value orientation as a competitive advantage. As we have stated before, the Company's profitability is contingent on same store sales growth as well as effective management of our expenses.

Conference Call

The Company will host a conference call tomorrow, June 9, 2011, at 10:00 a.m., Central Time, to discuss further its 2011 fiscal third quarter results. To access the call live, dial (480) 629-9770 and ask for the Luby's conference call at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubys.com. For those who cannot listen to the live call, a telephonic replay will be available through June 16, 2011 and may be accessed by calling (303) 590-3030 and using the pass code 4444569#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby's

Luby's, Inc. operates restaurants under the brands Luby's Cafeterias, Fuddruckers and Koo Koo Roo. Its 96 Luby's Cafeterias restaurants are located throughout Texas and other states. Its Fuddruckers restaurants include 56 company-operated locations and 127 franchises across the United States (including Puerto Rico) and Canada. Its Koo Koo Roo restaurants include three locations in southern California. Luby's Culinary Services provides food service management to 20 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" for purposes of these provisions, including the statements under the caption "Outlook" and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, the expected financial impact of Fuddruckers restaurants, anticipated financial results in future periods and expectations of industry conditions.

The Company cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its "forward-looking statements": general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company's business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q.

Luby's, Inc. Consolidated Statements of Operations (unaudited) (In thousands except share and per share data)

	Quarter Ended		Three Quarters Ended
	May 4, 2011	May 5, 2010	May 4, 2011	May 5, 2010
	(12 weeks)	(12 weeks)	(36 weeks)	(36 weeks)
SALES:
Restaurant sales	$ 78,077	$ 53,947	$ 220,124	$ 153,774
Culinary contract services	3,560	3,262	10,018	9,514
Franchise revenue	1,602	—	4,622	—
Vending revenue	160	—	445	—

TOTAL SALES	83,399	57,209	235,209	163,288
COSTS AND EXPENSES:
Cost of food	22,011	14,796	64,270	41,909
Payroll and related costs	26,259	18,932	76,493	55,809
Other operating expenses	17,237	10,520	52,273	33,471
Opening costs	34	31	178	183
Cost of culinary contract services	3,316	2,945	9,180	8,660
Depreciation and amortization	3,889	3,443	12,070	10,484
General and administrative expenses	6,981	5,163	19,985	15,648
Provision for asset impairments, net	—	—	—	32
Net loss (gain) on disposition of property and equipment	28	(237)	1	(961)

Total costs and expenses	79,755	55,593	234,450	165,235

INCOME (LOSS) FROM OPERATIONS	3,644	1,616	759	(1,947)
Interest income	—	7	4	23
Interest expense	(579)	(127)	(1,751)	(300)
Impairment charges for decrease in fair value of investments	—	—	—	(438)
Other income, net	384	205	944	618

Income (loss) before income taxes and discontinued operations	3,449	1,701	(44)	(2,044)
Provision (benefit) for income taxes	1,393	479	212	(332)

Income (loss) from continuing operations	2,056	1,222	(256)	(1,712)
Income (loss) from discontinued operations, net of income taxes	(365)	(492)	375	(1,697)

NET INCOME (LOSS)	$ 1,691	$ 730	$ 119	$ (3,409)

Income (loss) per share from continuing operations:
Basic	$ 0.07	$ 0.04	$ (0.01)	$ (0.06)
Assuming dilution	0.07	0.04	(0.01)	(0.06)

Loss per share from discontinued operations:
Basic	$ (0.01)	$ (0.01)	$ 0.01	$ (0.06)
Assuming dilution	(0.01)	(0.01)	0.01	(0.06)

Net income (loss) per share:
Basic	$ 0.06	$ 0.03	$ —	$ (0.12)
Assuming dilution	0.06	0.03	—	(0.12)

Weighted average shares outstanding:
Basic	28,257	28,145	28,224	28,125
Assuming dilution	28,304	28,151	28,224	28,125

The following table contains information derived from the Company's Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended		Three Quarters Ended
	May 4,	May 5,	May 4,	May 5,
	2011	2010	2011	2010
	(12 weeks)	(12 weeks)	(36 weeks)	(36 weeks)

Restaurant sales	93.6%	94.3%	93.6%	94.2%
Culinary contract services	4.3%	5.7%	4.3%	5.8%
Franchise revenue	1.9%	—%	2.0%	—%
Vending revenue	0.2%	—%	0.2%	—%
TOTAL SALES	100.0%	100.0%	100.0%	100.0%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	28.2%	27.4%	29.2%	27.3%
Payroll and related costs	33.6%	35.1%	34.7%	36.3%
Other operating expenses	22.1%	19.5%	23.7%	21.8%
Store level profit	16.1%	18.0%	12.3%	14.7%

(As a percentage of total sales)
General and administrative expenses	8.4%	9.0%	8.5%	9.6%
INCOME (LOSS) FROM OPERATIONS	4.4%	2.8%	0.3%	(1.2)%

Luby's, Inc. Consolidated Balance Sheets (In thousands, except share data)

	May 4, 2011	August 25, 2010
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 1,232	$ 2,300
Trade accounts and other receivables, net	3,734	2,213
Food and supply inventories	4,010	3,097
Prepaid expenses	1,563	1,041
Assets related to discontinued operations	206	78
Deferred income taxes	831	431

Total current assets	11,576	9,160
Property held for sale	1,074	1,828
Assets related to discontinued operations	11,929	18,419
Property and equipment, net	165,929	172,040
Intangible assets, net	28,323	29,292
Goodwill	195	195
Deferred incomes taxes	9,665	9,672
Other assets	1,413	1,737

Total assets	$ 230,104	$ 242,343

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 12,873	$ 12,514
Liabilities related to discontinued operations	340	923
Credit facility debt	31,000	—
Accrued expenses and other liabilities	17,999	19,008

Total current liabilities	62,212	32,445
Credit facility debt	—	41,500
Liabilities related to discontinued operations	494	940
Other liabilities	5,462	6,097

Total liabilities	68,168	80,982

Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; shares issued were 28,619,887 and 28,564,024, respectively; shares outstanding were 28,119,887 and 28,064,024, respectively	9,158	9,140
Paid-in capital	23,527	23,089
Retained earnings	134,026	133,907
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)

Total shareholders' equity	161,936	161,361

Total liabilities and shareholders' equity	$ 230,104	$ 242,343

Luby's, Inc. Consolidated Statements of Cash Flows (unaudited) (In thousands)

	Three Quarters Ended
	May 4, 2011	May 5, 2010
	(36 weeks)	(36 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ 119	$ (3,409)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net gains on property sales and provision for asset impairments	(1,501)	(2,501)
Depreciation and amortization	12,072	10,732
Impairment charge for decrease in fair value of investments, net of gains	—	438
Amortization of debt issuance cost	619	187
Non-cash compensation expense	135	198
Share-based compensation expense	355	691
Excess tax on stock option expense	61	—
Deferred tax benefit	(26)	(1,317)

Cash provided by operating activities before changes in operating assets and liabilities	11,834	5,019
Changes in operating assets and liabilities:
Increase in trade accounts and other receivables, net	(1,521)	(17)
Increase (decrease) in food and supply inventories	(913)	261
Increase (decrease) in prepaid expenses and other assets	(715)	80
Decrease in accounts payable, accrued expenses and other liabilities	(2,087)	(5,099)

Net cash provided by operating activities	6,598	244

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale and redemption of long-term investments	—	1,414
Proceeds from disposal of assets, property insurance proceeds and property held for sale	8,494	7,802
Acquisition of Fuddruckers assets	(265)	—
Purchases of property and equipment	(5,140)	(2,266)

Net cash provided by investing activities	3,089	6,950

CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	95,750	21,300
Credit facility repayments	(106,250)	(21,300)
Debt issuance costs	(221)	(378)
Tax benefit on stock options	(61)	—
Proceeds received on the exercise of stock options	27	—

Net cash used in financing activities	(10,755)	(378)

Net (decrease) increase in cash and cash equivalents	(1,068)	6,816
Cash and cash equivalents at beginning of period	2,300	882

Cash and cash equivalents at end of period	$ 1,232	$ 7,698

Cash paid for:
Income taxes	$ —	$ —
Interest	1,185	94

For additional information contact:
DRG&L / 713-529-6600
Ken Dennard / Sheila Stuewe
Investor Relations